EXHIBIT C

PROMISSORY NOTE
DANIEL ZACHARY TANJELOFF

$100,000.00 ***December 18, 2017***

Momentous Entertainment Group, Inc.
P.O. Box 861
Sugar Land, Texas 77487-0861

Payable in 24 Monthly Installments at Six Percent (6%) Note

FOR VALUE RECEIVED, MOMENTOUS ENTERTAINMENT GROUP, INC., a Nevada Corporation, located in Sugar Land, Texas (the "Borrower"), promises to pay Daniel Zachary Tanjeloff ("Holder") the principal amount of ***$100,000.00*** (the "Principal Amount") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, together with simple interest thereon accrued at the rate of six percent (6%) per annum ("Interest"), and without set-off. Payment of the Principal Amount and Interest shall be made in 24 equal monthly installments to begin 90 days from the date of closing.

Notwithstanding anything to the contrary herein contained, the Principal Amount of this Note or any Interest accrued hereon may be prepaid at any time or from time to time, in whole or in part, without prior notice and without penalty or premium. Prepayments shall be applied first to Interest due and then to Principal.

Costs of Collection - Should the indebtedness represented by this Note or any part hereof be collected in any proceeding or if this Note should be placed in the hands of attorneys for collection after default, Borrower agrees to pay as an additional obligation under this Note, in addition to the Principal and Interest due and payable hereon, all reasonable costs of collecting this Note, including reasonable attorney's fees.

Notice - Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

If to the Holder, to:

> Daniel Zachary Tanjeloff
> 435 E 14th St – Suite 12F
> New York, NY 10009

If to the Borrower, to:

> Momentous Entertainment Group, Inc.
> P.O. Box 861
> Sugar Land, Texas 77487-0861

Attention: Kurt Neubauer

7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law principles.

8. Successors and Assigns. All the covenants, stipulations, promises, and agreements contained in this Note by or on behalf of the Borrower shall bind its successors and assigns, whether or not so expressed. However, under no circumstances shall Borrower be required to issue any securities hereunder if such issuance would contravene any state blue sky law or other applicable law or rule.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its corporate name by a duly authorized officer to be dated as of the date first written above.

FOR BORROWER

By: ______________________

Momentous Entertainment Group, Inc.
Kurt E Neubauer
President/CEO